As filed with the U.S. Securities and Exchange Commission on March 21, 2024

Registration No. 333-274158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

mF INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1801, Fortis Tower, 77-79 Gloucester Road,

Wan Chai, Hong Kong

(+852) 3426-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 (212) 530-2206	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square, 40th Floor New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

mF International Limited is filing this Amendment No. 8 (this “Amendment No. 8”) to the Registration Statement on Form F-1 (Registration No. 333-274158), originally filed on August 22, 2023 (the “Registration Statement”), as an exhibit-only filing solely to file the opinion of Bird & Bird regarding certain Hong Kong legal matters as Exhibit 99.5, the opinion of Bird & Bird as to Hong Kong tax matters as Exhibit 8.4 (included in Exhibit 99.5) and the consent of Bird & Bird as Exhibit 23.4 (included in Exhibit 99.5). Accordingly, this Amendment No. 8 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated Memorandum and Articles of Association, which became effective on September 25, 2023, empowers us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our Company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this Offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

The underwriting agreement in connection with this Offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On June 15, 2022, we issued 50,000 Ordinary Shares to Gaderway Investments Limited to the exemption from registration available under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Gaderway Investments Limited	June 15, 2022	50,000	US$500

On August 11, 2023, our sole shareholder, Gaderway Investments Limited, approved a share split of our outstanding Ordinary Shares at a ratio of 1:231.7, which became effective immediately, resulting in 11,585,000 ordinary shares issued and outstanding after the share split. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

After the share split of our Ordinary Shares effective on August 11, 2023, in November 2023, Gaderway Investments Limited entered into instruments of transfer with five investors (collectively, the “Investors”), whereby Gaderway Investments Limited sold an aggregate of 2,317,000 Ordinary Shares to the Investors for the aggregate consideration of $5,792,500.

The following table sets forth the breakdown of the foregoing transactions among Gaderway Investments Limited and the Investors:

Name of the Investors	Number of Ordinary Shares Sold/Purchased	Consideration
Cheung Hoi Hung	440,000	$1,100,000
Zhang Mi	222,000	$555,000
Poon Chung Lung	546,000	$1,365,000
Chan Chu Hing	569,000	$1,422,500
Lo Wing Sang	540,000	$1,350,000

On February 21, 2024, Lo Wing Sang, one of the Investors, entered into an instrument of transfer with Miu Man Cheung, whereby Lo Wing Sang sold the 540,000 Ordinary Shares he held to Miu Man Cheung for a consideration of $1,350,000.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum and Articles of Association, effective dated September 25, 2023*
4.1	Specimen Certificate for Ordinary Shares*
5.1	Form of Opinion of Ogier regarding the validity of the Ordinary Shares being registered*
8.1	Form of Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)*
8.2	Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. Federal Income Taxation matters*
8.3	Opinion of Zhong Lun Law Firm*
8.4	Opinion of Bird & Bird as to Hong Kong tax matters (included in Exhibit 99.5)**
10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers*
10.2	Form of Employment Agreement between the Registrant and its executive Directors*
10.3	2022 Equity Incentive Plan*
10.4	Instruments of Transfer among Gaderway and the Investors and between Lo Wing Sang and Miu Man Cheung*
10.5	Form of Employment Agreement between the Registrant and its executive officers*
16.1	Letter of Friedman LLP to the U.S. Securities and Exchange Commission*
21.1	Subsidiaries*
23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm**
23.2	Consent of Marcum Asia CPAs LLP, Independent Registered Public Accounting Firm**
23.3	Consent of Ogier (included in Exhibit 5.1)*
23.4	Consent of Bird & Bird (included in Exhibit 99.5)**
23.5	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.2)*
23.6	Consent of Zhong Lun Law Firm (included in in Exhibit 8.3)*
24.4	Powers of Attorney (included on signature page)*
99.1	Code of Business Conduct and Ethics of the Registrant*
99.2	Consent of Sum (Philip) Cheng*
99.3	Consent of Lai Sum (Christina) Liu*
99.4	Consent of Cheuk Ho Chan*
99.5	Opinion of Bird & Bird regarding certain Hong Kong Legal Matters**
99.6	Request for Waiver and Representation under Item 8.A.4 of Form 20-F*
107	Filing Fee*

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on March 21, 2024.

mF International Limited

By:	/s/ Chi Weng Tam
Chi Weng Tam
Chief Executive Officer and Executive Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tai Wai (Stephen) Lam	Chairman and Executive Director	March 21, 2024
Name: Tai Wai (Stephen) Lam

/s/ Chi Weng Tam	Chief Executive Officer and Executive Director	March 21, 2024
Name: Chi Weng Tam	(Principal Executive Officer)

/s/ Sui Yee Yeung	Chief Financial Officer	March 21, 2024
Name: Sui Yee Yeung	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY, on March [  ], 2024.

By:	Cogency Global Inc. Authorized U.S. Representative

/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.